
Pricing Supplement dated September 18, 2001                      Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                     File No. 333-66598
Prospectus Supplement dated August 24, 2001)

                         TOYOTA MOTOR CREDIT CORPORATION

                        Medium-Term Note - Floating Rate
_______________________________________________________________________________

Principal Amount:  $100,000,000          Trade Date: September 18, 2001
Issue Price: See "Plan of Distribution"  Original Issue Date: September 24, 2001
Initial Interest Rate:  See "Additional  Net Proceeds to Issuer: $99,990,000
         Terms of the Notes"             Principal's Discount
Interest Payment Period: Monthly             or Commission: 0.01%
Stated Maturity Date: September 25, 2002
_______________________________________________________________________________

Calculation Agent: Bankers Trust
Interest Calculation:
     [X]  Regular Floating Rate Note         [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                  (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ] CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
               [ ]  Eleventh District Cost of Funds Rate [ ]  Federal Funds Rate
               [X]  LIBOR     [ ]  Treasury Rate       [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [X]  Telerate Page: 3750

   Initial Interest Reset Date: October 25, 2001  Spread (+/-): -0.03%
   Interest Rate Reset Period: Monthly            Spread Multiplier:  N/A
   Interest Reset Dates: The 25th of each         Maximum Interest Rate: N/A
    calendar month, commencing October 25, 2001
   Interest Payment Dates: The 25th of each       Minimum Interest Rate: N/A
    calendar month, commencing October 25, 2001   Index Maturity: 1 month
                                                   Index Currency:  U.S. dollars

Day Count Convention:
    [ ]  30/360 for the period from       to
    [X]  Actual/360 for the period from September 24, 2001 to September 25, 2002
    [ ]  Other (see attached)

Redemption:
    [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
    [ ]  The Notes may be redeemed prior to Stated Maturity Date.
         Initial Redemption Date: N/A
         Initial Redemption Percentage: N/A
         Annual Redemption Percentage Reduction: N/A

Repayment:
    [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

                               ___________________________

                               Credit Suisse First Boston

Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on September 20, 2001 minus 0.03%


Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation ("CSFB"), Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, and Amendment No. 2 thereto, dated August 24, 2001 (as amended, the "Agreement"), CSFB, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. CSFB may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by CSFB.

     Under the terms and conditions of the Agreement, CSFB is committed to take and pay for all of the Notes offered hereby if any are taken.

     Affiliates of CSFB have in the past and may in the future engage in general financing and banking transactions with TMCC and its affiliates.